                                                                    EXHIBIT 99.1


                   AVONDALE, INC. REPORTS FISCAL YEAR RESULTS

         MONROE, GEORGIA

         Avondale Incorporated today reported sales of $880,855,000 for the fiscal year ended August 27, 1999, down 17% from fiscal 1998 sales of $1,056,103,000. Net income decreased 71% to $10,023,000 in fiscal 1999 from
$34,313,000 in fiscal 1998.

         G. Stephen Felker, Chairman, President and Chief Executive Officer remarked that "Of the twenty five years I have served our Company, this was quite possibly the most difficult. For the second consecutive year, global supply grossly outpaced demand. All markets in the world, except that of the United States, experienced weak consumer demand. Production from every continent sought a piece of American consumer activity. As a result of this imbalance, power in the marketplace is held by the consumer, and, on his behalf, the retailer. Primary producers, like Avondale, are required to compete ferociously.

         "Avondale did indeed compete well in 1999. While it is disappointing to report lower sales and earnings, I am impressed with Avondale's ability to exercise its flexibility and to optimize its opportunities in most areas of operations. During the year, our Company made substantial progress towards its goal of becoming North America's most efficient textile producer while offering to its customers the most flexible and responsive service available in the marketplace. I believe our record supports this claim.

         "Sales in fiscal 1999 were $880,855,000, down 17% from fiscal 1998. Net income before an extraordinary item, which relates to the write down of idled equipment from the Graniteville Company purchase in 1996, was $13,862,000, down 61% from fiscal 1998. After the extraordinary item, fiscal 1999 net income was $10,023,000 compared to fiscal 1998 net income of $34,313,000.

         "The Company continued to invest in the competitiveness of its facilities with $50,143,000 in capital expenditures. Capital improvements over the past four years have exceeded $180,000,000.

         "Return on beginning shareholders' equity was greater than 10%, even in this very difficult year. Inventories were reduced by $8,000,000 in the year while debt, including accounts receivable securitization, dropped $46,000,000. Our Company is focused on keeping its assets at work for its shareholders."

         Earnings before interest, income taxes, depreciation and amortization ("EBITDA") were $93,921,000 for fiscal 1999, compared to $126,618,000 for fiscal 1998.


                                     #####




FOR FURTHER INFORMATION CONTACT:

Craig S. Crockard
Corporate Vice President, Planning and Development
Avondale Mills, Inc.
900 Avondale Avenue
Sylacauga, AL 35150-1899
(256) 249-1340

                                      -5-